ROYALTY AND  LICENSE FEE SHARING AGREEMENT

This Royalty and License Fee Sharing Agreement (the “Agreement”) is entered into as of November 30, 2019 (the “Effective Date”), between Qrons Inc., a Wyoming corporation (the “Company”) and Ariel Scientific Innovations Ltd. (formerly known as Ariel R&D Co., Ltd.), a company organized under the laws of Israel ("Ariel", and together with the Company, the “Parties” and each a “Party” ).

WHEREAS, the Parties are parties to a license and research funding agreement, dated December 14, 2016, as amended by Addendum #1, effective December 13, 2017 (collectively, the “License Agreement”);

WHEREAS, the Parties are parties to certain  services agreements related to  laboratory access and other services (collectively, the “Services Agreements”);
WHEREAS, the Parties acknowledge that on December 13, 2017, notwithstanding that an Exit Event as defined in the License Agrement had not occurred, the Company issued 119,950 shares of common stock to Ariel, representing 1% of the Company’s issued and outstanding shares on such date (the “Partial Shares”); and
WHEREAS, the Parties acknowledge that the Company has not used in any manner the Ariel Technology (as such term is defined in the License Agreement) and the Parties desire to terminate the License Agreement and enter into this Agreement in its stead;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

Capitalized terms used in this Agreement, whether used in the singular or the plural, shall have the meanings specified below.

“Affiliate” shall mean, with respect to either Party, any person, organization or entity, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with, such Party.  For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be deemed to exist when a person, organization or entity (i) owns or directly controls more than fifty percent (more than 50%) of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint the majority of the members of the board of directors or other governing body of the other organization or entity.

“Ariel Patent Challenge” shall mean any action taken by Ariel or its Affiliates, before any patent office, court or other tribunal or agency whereby Ariel or its Affiliates: (1) challenge the validity, patentability, enforceability and/or scope of any patent right, know-how or other intellectual property right owned by Company or its Affiliates; or (2) assert that the Products are covered by any patent right, know-how or other intellectual property right owned by Ariel or its Affiliates.

“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

“Calendar Year” shall mean successive one-year periods beginning on January 1 and ending on December 31.

“Exit Event” shall mean any of the following of the Company or  any of its Affiliates (i) a firmly underwritten public offering of the Company’s shares pursuant to a registration statement under the Securities Act of 1933, as amended, or pursuant to a prospectus under the Israel Securities Law 1968, or equivalent laws of another jurisdiction, resulting in the receipt of proceeds by the Company or an Affiliate  or any of their respective shareholders of at least  $25 million (ii) a consolidation, merger or reorganization of the Company with or into, any other entity, other than a transaction in which shareholders of the Company immediately prior to the transaction, hold in the aggregate, more than 50% of the securities of the surviving company after the transaction on a fully diluted basis; (iii) a sale of all or substantially all of the shares and/or the assets of the Company, to persons who were not shareholders of the Company; (iv) any transaction in which shareholders of the Company entered into a transaction for the sale of more than 50 % of the outstanding share capital of the Company or (v) any event where the Parties shall mutually agree that such event shall be declared an Exit Event.

“Field of Use” shall mean treatments of traumatic brain injuries.

“First Commercial Sale” shall mean the first commercial sale of a Product by the Company, an Affiliate of the Company, or the grant of a license to an unaffiliated third party.  Sales for purposes of Product testing and samples shall not be deemed a First Commercial Sale.

“Net Sales” shall mean the gross amount invoiced and collected by or on behalf of the Company, its Affiliates and licensees (in each case, the “Invoicing Entity”) on the sale  of Products (whether made before or after the First Commercial Sale of the Product)and/or received as License Receipts, less the following: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return of Products; (c) to the extent separately stated in the invoices, all taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Product which is paid by the Invoicing Entity; (d) 50% of any commissions paid to third parties for the generation of sales, provided that the royalty payable to Ariel shall not, in any event, be reduced to less than 50% of the Royalty Payments  specified in  this Agreement (agreements and documents related thereto shall be provided to Ariel upon request); (e) to the extent separately stated in the invoices, reasonable freight, insurance and handling charges; and (f) any government mandated rebates.

Sales of Products by an Invoicing Entity to an Affiliate of such Invoicing Entity for resale by such Affiliate shall not be deemed Net Sales and Net Sales shall be determined based on Net Sales invoiced by such Affiliate on resale.

“Product(s)” shall mean any products of the Company in the Field of Use.

“License Receipts” shall mean any payments or other consideration that the Company and its Affiliates receive  in connection with a license in the Field of Use, including without limitation, license fees, license option fees, milestone payments, license maintenance fees, and equity, provided that in the event that the Company receives non-monetary consideration in connection with a license, or in the case of transactions not at arm’s length, License Receipts shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. Notwithstanding the foregoing, “License Receipts” shall not include equity investments in the Company or loans to the Company or advances of investments and loans to the Company or its Affiliates. The term “License Receipts” shall not include funds that are designated for research and development of Products and that are actually expended on research and development of Products in accordance with a written development plan and budget as evidenced in the Company’s written records.

1. Termination of License Agreement.

The Parties hereby agree that this Agreement shall supersede the License Agreement which is hereby terminated and shall have no further force and effect.  The Parties hereby waive the requirement to provide any prior written notice to terminate the License Agreement.  The Company  represents that it has not sublicensed, transferred, assigned or otherwise disposed of  or used any  Ariel Technology (as such term is defined in the License Agreement) and agrees that neither the Company nor any Affiliate of the Company shall use  the Ariel Technology in any way.

2. Right to Shares.

From and after the occurrence of an Exit Event, at any time, and from time to time at Ariel’s discretion, Ariel shall have the right by written notice to the Company to require the Company to issue to Ariel that  number of shares, in whole or in part,  representing up to 3% of the issued and outstanding shares of common stock of the Company at the time Ariel exercises such right  (the “Exit Shares”). The execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. Nothing herein will affect Ariel’s rights to the Partial Shares currently owned by Ariel.

The Company shall have no obligation to register any Exit Shares or Partial Shares until such time as Ariel shall have exercised its right in full and shall have received all of the Exit Shares or notified the Company in writing that it waives its right to any remaining Exit Shares. At such time as Ariel shall have received (and/or waived) all of the Exit Shares, Ariel shall be entitled to one demand registration. Upon such demand, the Company shall have six months to file with the Securities and Exchange Commission a registration statement covering the Exit Shares and Partial Shares.

3. Company Management.  Ariel shall be entitled to appoint one non-voting observer to all board meetings of the Company, to observe matters that relate to this Agreement, during the term of this Agreement.

4. Royalties.

In consideration for the Parties’ agreement to terminate the License Agreement, the waiver by the Parties of any possible claims, rights or obligations under the License Agreement and for future general scientific collaboration between the Parties, the Company agrees to pay Ariel  a royalty of 1.25% of Net Sales of Products sold by the Company, its Affiliates and licensees (the “Royalty Payment”) on a country to country basis, for fifteen years from the First Commercial Sale in such country (the “Royalty Period”).

5. Reports and Payments.  Within forty-five (45) days of the last day of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated for the applicable Product, the Company shall remit to Ariel the Royalty Payment for the applicable Calendar Quarter, together with reports setting forth such Net Sales which shall include for each of the Company, its Affiliates and licensees:

(a)   the number of Products sold separately itemized according to the Product, the Invoicing Entity and country of sale;

(b)   the gross amount invoiced for Products sold, separately itemized according to the Product, the Invoicing Entity and indicating the currency of payment;

(c)   a calculation of Net Sales, separately itemized according to the Product, the Invoicing Entity, and including an itemized listing of applicable deductions. The calculation of the Net Sales shall also include the License Receipts, separately itemized according to the license granted, the Invoicing Entity and indicating the currency of payment and the calculation thereto; and

(d)   the Royalty Payment payable to Ariel on Net Sales, if any, together with the currency exchange rates used in the calculation of Net.

6. Records.  The Company shall maintain, and shall cause its Affiliates and licensees to maintain, complete and accurate records of Products that are sold and licenses granted, any amounts payable to Ariel in relation to such Products and all License Receipts received by the Company and its Affiliates (collectively, "the Records"), for  three (3) years after the conclusion of that Calendar Quarter, during which time Ariel shall have the right, at its expense, to cause an independent, certified public accountant to inspect and audit the Records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement.  The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit.  In the event that any audit performed under this Section 6 reveals an underpayment in excess of ten percent (10%) in any Calendar Year, the Company shall bear the full cost of such reasonable audit fees.

7 Late Payments.  Royalty Payments due and payable under this Agreement that are not timely paid shall bear interest at a rate of three percent (3%) above the London Interbank Offer Rate as determined for each month on the last business day of that month, assessed from the day payment was initially due until the date of payment.

8.        Payment Method and Currency.  All payments due to Ariel under this Agreement shall be paid by the electronic transfer of available funds in US dollars to an account designated in writing provided by Ariel. Net Sales and Licensee Receipts received by the Company in currencies other than United States dollars shall be converted by the Company into equivalent Unites States dollars using the exchange rate : (i) actually used on the date of exchange; or (ii) as quoted in the Wall Street Journal  on the last business day of the applicable Royalty Reporting Period.

9. VAT; Withholding and Similar Taxes.  All amounts to be paid to Ariel pursuant to this Agreement are inclusive of Value Added Tax provided they are transferred directly from the USA to Ariel’s Israeli bank account. If applicable laws require that taxes be withheld from any amounts due to Ariel under this  Agreement, the Company shall (a) notify Ariel of such intended deduction, (b) deduct these taxes from the remittable amount if no permit is provided by Ariel, (c) pay the taxes to the proper taxing authority, and (d) promptly deliver to Ariel a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.

10.           Confidential Information.

Each Party acknowledges that the other Party has devoted substantial time and effort and resources to developing the Company's or Ariel's business, products and technology and that during the course of the License Agreement, this Agreement and the Service Agreements between the Parties that the Parties have and will necessarily become acquainted with confidential information relating to the other Party and its trade secrets, processes, methods of operation, scientific, technical, trade or business and other proprietary information relating to such Party’s business, which such Party regards as confidential  (collectively, "Confidential Information").  Each Party acknowledges and agrees that the Confidential Information of the other is of incalculable value to such Party and such Party would suffer damage if any of the Confidential Information was improperly disclosed. Accordingly, each Party covenants and agrees that it will not, at any time during or after the termination of the Agreement, reveal, divulge, or make known to any person or entity, any Confidential Information made known to it or of which it has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of the other Party, except and to the extent that such disclosure is necessary to perform its obligations under this Agreement or any other agreement between the Parties; provided, however, that the Parties have no obligation, to refrain from using or disclosing to others any such information which is available to the public other than through disclosure by such Party.

Furthermore The Company and Ariel may not publicly disclose the existence of this Agreement except by mutual written consent of the Parties or except as required by applicable law, including United States securities laws.

11.          Term and Termination.

(a)
Term.  The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 11, shall continue in full force and effect until the expiration of all obligations of the Company to Ariel pursuant to this Agreement.

(b)	Termination.

(1)
Termination for Material Breach. In the event that either Party is in material breach under this Agreement and such breaching party fails to cure such breach within thirty (30) days after receiving written notice thereof, the other Party may terminate this Agreement immediately upon written notice to the Party in breach.

(2)
Bankruptcy.  Either party may terminate this Agreement upon notice to the other if the other Party becomes insolvent, is adjudged bankrupt, applies for judicial or extra‑judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within ninety (90) days, or if the other Party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

(3)
Termination by the Company. In addition to the above, the Company shall be entitled to terminate this Agreement immediately by providing written notice to Ariel upon the occurrence of an Ariel Patent Challenge.

(c)	Survival/Effect of Termination.

Notwithstanding any other section herein, Section5 (Reports and Payments), Section 6 (Records), and Section 10 (Confidential Information) shall survive the expiration or termination of this Agreement. Upon termination by the Company in accordance with Section 11(b)(1) above due to a material breach by Ariel which is not timely cured, the Company will no longer be obligated to make Royalty Payments under Section 4,and Ariel’s right to receive additional Exit Shares will  terminate.

12. Miscellaneous.

12.1.        Entire Agreement.  This Agreement and the Services Agreements, set forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings between the Parties with respect to the same.

12.2.        Notices.  All notices required or permitted by this Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) if by personal delivery, when so delivered, or (b) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent, or (c) if sent by email the next business day, provided sender verified receipt by recipient:

If to the Company:	Qrons Inc. 50 Battery Pl, #7T New York, NY 10280 Attn: Jonah Meer Email: jmeer@qrons.com With copy to: Ido Merfeld 153 HaGilboa Street Nirit, Israel Email: imerfeld@qrons.com

If to Ariel:	Ariel Scientific Innovations Ltd. Ariel University Ariel 40700 Israel Attn: Larry Loev, CEO Email:larryl@ariel.ac.il

12.3.     Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to the application of principles of conflicts of law.  The parties hereby consent to personal jurisdiction to courts located within the Borough of Manhattan, State of New York and agree that such courts shall have sole jurisdiction over any and all matters arising from this Agreement.

12.4.       Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

12.5.       Headings.  Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

12.6.      Counterparts.  This Agreement may be executed simultaneously in two or more counterparts (including electronically via PDF), each of which shall be deemed an original but all of which together shall constitute one in the same instrument and which shall be deemed an original.

12.7.       Amendment; Waiver.  This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by both Parties or, in the case of waiver, by the party waiving compliance.  The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same.  No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

12.8.       No Agency or Partnership.Nothing contained in this Agreement shall give any party the right to bind another or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

12.9.       Assignment and Successors.  Neither Party may assign this Agreement to any other entity other than to its Affiliates) without the prior written consent of the other Party; provided, however, the Company shall be entitled to assign this Agreement and its rights and obligations hereunder to a successor entity in a merger or acquisition transaction or other strategic corporate transaction, provided the assignee undertakes in writing to assume and perform all of the Company's obligations under this Agreement.

12.10.     Interpretation.  The parties hereto acknowledge and agree that:  (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii)the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this  Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

12.11.     Severability.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ariel Scientific Innovations Ltd. By:/s/Larry Loev Name: Larry Loev Title: CEO	Qrons Inc. By: /s/Jonah Meer Name: Jonah Meer Title: CEO